UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-250155

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-252364

UNDER

THE SECURITIES ACT OF 1933

ITAMAR MEDICAL LTD.

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Israel	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9 Halamish Street

Caesarea 3088900, Israel

Tel: +972-4-6177000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Itamar Medical, Inc.

3290 Cumberland Club Drive

Atlanta, GA 30339

Tel: +1-888-748-2627

(Name, address and telephone number, including area code, of agent for service)

With copies to:

Joshua Kiernan Max Schleusener Michael Rosenberg Latham & Watkins LLP 28 HaArba’a Street North Tower, 34th floor Tel Aviv 6473925 Israel	Ido Zemach, Adv. Goldfarb Seligman & Co. 98 Yigal Alon Street Tel-Aviv 6789141, Israel Telephone: +972-3-608-9999 Facsimile: +972-3-608-9855

Approximate date of commencement of proposed sale to the public: Not Applicable.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the following registration statements on Form F-3 (each, a “Registration Statement” and together, the “Registration Statements”) filed by Itamar Medical Ltd. (the “Registrant”) with the U.S. Securities and Exchange Commission (the “SEC”):

•	Registration Statement No. 333-250155, filed with the SEC on November 17, 2020 and effective on December 2, 2020, pertaining to the registration of an unspecified number of ordinary shares, par value NIS 0.01 per share, of the Registrant (“Ordinary Shares”), with a maximum aggregate offering price of $120,000,000.00.

•	Registration Statement No. 333-252364, filed with the SEC on January 22, 2021 and effective on January 29, 2021, pertaining to the resale by certain selling shareholders identified therein of up to an aggregate of 1,310,000 Ordinary Shares, with a maximum aggregate offering price of $33,116,800.00.

This Post-Effective Amendment is being filed solely for the purpose of amending the Registration Statements, as appropriate, to deregister any and all securities registered under the Registration Statements that remain unsold. As previously announced, (1) on September 13, 2021, the Registrant entered into an Agreement and Plan of Merger (together with the transactions contemplated thereby, the “Merger Agreement”) with ZOLL Medical Corporation (“Parent”), Zeus Merger Sub Ltd., a wholly owned subsidiary of Parent (“Merger Sub”), and, solely for the limited purposes set forth therein, Asahi Kasei Corporation (“Guarantor”) and (2) on November 16, 2021, at the Special and 2021 Annual General Meeting of Shareholders, the Registrant’s shareholders voted to approve the Merger and the Merger Agreement, amongst other proposals, each of which are detailed in the proxy statement attached as Exhibit 99.1 to the Registrant’s Report of Foreign Private Issuer on Form 6-K, furnished to the SEC on October 14, 2021.

On December 16, 2021, pursuant to the Merger Agreement, Merger Sub was merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving company and a wholly owned subsidiary of Parent, and all outstanding Ordinary Shares (including Ordinary Shares represented by American Depositary Shares of the Registrant) were cancelled. In connection with the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all of such securities registered and remaining unsold under each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Caesarea, Israel, on December 16, 2021.

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act of 1933, as amended.

ITAMAR MEDICAL LTD.

By:	/s/ Shy Basson
Name:	Shy Basson
Title:	Chief Financial Officer